Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
 We consent to the incorporation by reference in this Post Effective Amendment No.1 to Registration Statement No. 333-138341 on Form S-3 of (1) our reports dated March 16, 2007 relating to the consolidated financial statements of Copano Energy, L.L.C. (which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in accounting for share-based payments, changes in accounting for conditional asset retirement obligations and for changes in accounting for purchases and sales of inventory with the same counterparty) and management’s report on the effectiveness of internal control over financial reporting and (2) our report dated March 29, 2005 relating to the financial statements of Webb/Duval Gatherers for the year ended December 31, 2004, all appearing in the Annual Report on Form 10-K of Copano Energy, L.L.C. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
November 9, 2007